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                                                                      EXHIBIT 11

                           Tommy Hilfiger Corporation
                  Computation of Net Income Per Ordinary Share
                    (in thousands, except per share amounts)

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                                                                    Six Months Ended                       Three Months Ended
                                                                     September 30,                           September 30,
                                                             ------------------------------          -----------------------------
                                                                 1999              1998                 1999              1998
                                                             -------------      -----------          ------------      -----------

FINANCIAL STATEMENT PRESENTATION

BASIC
Weighted average shares outstanding.........................       94,514           90,478                94,667           93,668
                                                             =============      ===========          ============      ===========


Net income..................................................    $ 114,760          $69,725               $76,031          $56,750
                                                             =============      ===========          ============      ===========

Per share amount............................................       $ 1.21           $ 0.77                $ 0.80           $ 0.61
                                                             =============      ===========          ============      ===========

DILUTED

Weighted average shares outstanding.........................       94,514           90,478                94,667           93,668

Net effect of dilutive stock options based on the
treasury stock method using average market price............        1,606            1,128                 1,592              930
                                                             -------------      -----------          ------------      -----------

Total.......................................................       96,120           91,606                96,259           94,598
                                                             =============      ===========          ============      ===========


Net Income..................................................    $ 114,760          $69,725               $76,031          $56,750
                                                             =============      ===========          ============      ===========

Per share amount............................................       $ 1.19           $ 0.76                $ 0.79           $ 0.60
                                                             =============      ===========          ============      ===========


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